                                                                 Exhibit 10.1


                          LICENSE AND ROYALTY AGREEMENT

         The Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, a public constitutional corporation, organized and existing under the laws of the State of Louisiana ("LSU"); and Demeter BioTechnologies, Ltd., a North Carolina corporation having a principal place of business at 905 West Main Street, Suite 19D Brightleaf Square, Durham, North Carolina 27701 ("DEMETER" or "LICENSEE"); enter into the following Agreement effective the 1st day of May, 1997 (the "EFFECTIVE DATE").

         WHEREAS LSU owns certain patent rights in certain countries regarding disease resistance in plants, as set forth in Article I, Paragraph (A) below;

         WHEREAS Demeter is in the business of producing, licensing, and sublicensing disease resistant plants and genetic constructs useful in producing disease resistant plants;

         WHEREAS Demeter affirmatively desires a license under each of the components of "Licensed Patents" and "Supplemental Patent Rights" defined in
Article I, Paragraphs (A) and (B) below, respectively; and each of those components has therefore been included in those definitions at Demeter's request;

         WHEREAS Demeter desires to fund certain research at LSU, as described in greater detail below; and

         WHEREAS LSU and Demeter have agreed to the following terms and conditions, and desire to enter this License and Royalty Agreement (the "AGREEMENT");

         THEREFORE, in consideration of the mutual obligations set forth in this Agreement, LSU and Demeter agree as follows:

                             ARTICLE I. DEFINITIONS

A. "LICENSED PATENTS" shall mean: (1) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," United States patent number 5,597,946, issued January 28, 1997; (2) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," United States patent number 5,597,945, issued January 28, 1997; (3) Jaynes and Derrick, European patent application 93113536.2; (4) Jaynes and Derrick, European patent application 89900103.6; (5) Jaynes and Derrick, Japanese patent application SHO 62-504491; (6) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," European patent 0 330 655, issued June 7, 1995, nationalized in United Kingdom, France, Germany, and Italy; (7) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," Canadian patent number 1,321,157, issued August 10, 1993; (8) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," Australian patent number 611,859, sealed November 5, 1991; and (9) any United States or non-United States patent, reissue patent, or reexamination certificate resulting from the applications and patents of parts (1) through (8) of this Paragraph, including any renewals or extensions of the term of any such patent.

B. "SUPPLEMENTAL PATENT RIGHTS" shall mean, subject to the limitations set forth in this Paragraph, any United States divisional or continuation application (but not a continuation-in-part application) either of United

ARTICLE I

States patent application serial number 08/444,762, filed May 19, 1995, or of United States patent application serial number 08/453,436, filed May 30, 1995; and any United States patent, reissue patent, or reexamination certificate resulting from such a divisional or continuation application. "SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights outside the United States. Furthermore, "SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights concerning any invention or activity whose unlicensed practice would infringe any of the following claims: (1) any claim of United States patent number 5,597,945 or 5,597,946, or (2) any claim in any reissue patent or reexamination certificate resulting from United States patent number 5,597,945 or 5,597,946. The "SUPPLEMENTAL PATENT RIGHTS" shall be treated as Licensed Patents for all purposes under this Agreement, except as provided in Article III, Subparagraphs
(A)(3) and (B)(4), concerning patent prosecution and maintenance, and sublicensing royalties, respectively.

C. "FUNDED TECHNOLOGY" shall mean all rights in any invention (whether or not patentable) that satisfies both of the following conditions: (1) the invention is owned by LSU, or is subject to an obligation of assignment to LSU; and (2) the invention is first actually reduced to practice in the course of a research project that is funded by Licensee under Article III, Paragraph (E), where the first actual reduction to practice occurs at a time when Licensee's financial obligations to LSU under this Agreement are current. "FUNDED TECHNOLOGY" shall also include all rights in any computer software (whether or not patentable) that satisfies both of the following conditions: (1) the software is owned by LSU, or is subject to an obligation of assignment to LSU; and (2) the software is first fixed in a tangible medium of expression in the course of a research project that is funded by Licensee under Article III, Paragraph (E), at a time when Licensee's financial obligations to LSU under this Agreement are current. If LSU is a co-owner of rights in an invention or in certain software under circumstances where LSU's part-interest in that invention or software, if considered alone, would otherwise satisfy this definition of "FUNDED TECHNOLOGY," then LSU's part-interest in that invention or software shall be treated as "FUNDED TECHNOLOGY."

ARTICLE II

                           ARTICLE II. LICENSE GRANT

A. SCOPE OF LICENSE. Subject to the terms and conditions of this Agreement, LSU grants to Licensee, and Licensee accepts from LSU, an exclusive license under Licensed Patents to make, use, offer to sell, sell, and import Licensed Products in each Patent Country. At Licensee's request the license granted to Licensee includes a license under Licensed Patents to create derivatives of Licensed Products (to the extent that LSU has the right to grant a license to create derivatives). Subject to the terms and conditions of this Agreement, LSU grants and Licensee accepts an exclusive license of all LSU's rights in Licensed Patents. If applicable, this license is subject to certain rights that the United States Government may have in Licensed Patents pursuant to 35 U.S.C. Sections 200- 212. Licensee shall have the right to grant sublicensees, as provided in greater detail in Paragraphs 2.2 and 2.2.1 of the Supplemental Terms.

B. TERM. The term of this Agreement shall be from the Effective Date until the last to expire of any patent within Licensed Patents, unless earlier terminated in accordance with applicable provisions of this Agreement. On a country-by-country basis, following the expiration of the last patent in a particular country covering a particular Licensed Product, Licensee shall thereafter owe LSU no royalties solely on account of activities concerning that particular Licensed Product in that particular country.

C. RIGHTS IN FUNDED TECHNOLOGY. The rights of the parties in Funded Technology are as set forth in Paragraph 2.8 of the Supplemental Terms.

D. SUPPLEMENTAL LICENSING TERMS AND CONDITIONS. The "Supplemental Licensing Terms and Conditions" attached to this Agreement as Appendix A are incorporated into and made an integral part of this Agreement. All terms defined in the Supplemental Licensing Terms and Conditions (the "SUPPLEMENTAL TERMS") shall have the same meaning in this Agreement. The provisions of the main body of this Agreement and of the Supplemental Licensing Terms and Conditions shall be construed so as to give full effect to both. However, in the event of an otherwise irresolvable inconsistency, the provisions of the main body of this Agreement shall control.

                         ARTICLE III. ROYALTIES AND FEES

A. (1) INITIAL FEE. Upon execution of this Agreement, as a condition precedent to this Agreement, Demeter shall irrevocably issue to LSU 700,000 shares of Demeter's common stock, adjusted for any stock splits, stock dividends, mergers, consolidations, reorganizations, recapitalizations, or the like occurring after August 1, 1996. This stock shall be freely tradeable by LSU or its assignees without restriction immediately upon receipt.

         (2) PROSECUTION AND MAINTENANCE OF LICENSED PATENTS. While this Agreement is in effect, Licensee shall timely pay all maintenance fees on all United States patents within Licensed Patents. So long as

ARTICLE III


         Licensee fulfills its obligations under this Agreement, Licensee shall also manage the prosecution and maintenance of all non-United States patent applications and non-United States patents within Licensed Patents as Licensee in its discretion sees fit, within the bounds imposed by applicable law. Licensee shall promptly provide both to LSU and to LSU's patent counsel copies of all non-United States issued patents (including English translations, where available) within Licensed Patents, and such other pertinent communications to or from non-United States patent offices as LSU may request from time to time. The address for LSU's patent counsel is Mr. John H. Runnels, Taylor, Porter, Brooks & Phillips, L.L.P., P.O. Box 2471, Baton Rouge, Louisiana 70821, or such other patent counsel as LSU may specify from time to time. The address for LSU is as stated in Article VII. On Licensee's request, LSU shall provide reasonable assistance to Licensee's efforts in prosecuting non-United States applications within Licensed Patents, at no out-of-pocket expense to LSU. Licensee may abandon any non-United States patent application or non-United States patent within Licensed Patents if, in Licensee's judgment, it is prudent to do so, upon giving LSU reasonable notice of Licensee's intention to abandon. In such a case, LSU shall have the right, but not the obligation, to assume responsibility for future prosecution and maintenance of affected non-United States applications or non-United States patents. LSU shall at all times be the sole owner of Licensed Patents in all countries.

         (3) PROSECUTION AND MAINTENANCE OF SUPPLEMENTAL PATENT RIGHTS. So long as Licensee fulfills its obligations under this Agreement, Licensee may prepare, file, prosecute, and maintain such United States patent applications and United States patents directed to the Supplemental Patent Rights as Licensee in its discretion sees fit, at Licensee's expense. The scope of the claims sought in any such patent application may not exceed that defined in Article I, Paragraph (B) without LSU's prior written consent, the granting or withholding of such consent to be within LSU's sole discretion. Licensee understands that under 35 U.S.C. Section 154(a)(2) any patent issuing on the Supplemental Patent Rights is expected to expire no later than July 25, 2006 or November 2, 2007 (except to the extent that some statutory extension of term might apply). At the addresses provided in Subparagraph (A)(2) above, Licensee shall promptly provide both to LSU and to LSU's patent counsel copies of all communications to or from the United States Patent and Trademark Office concerning the Supplemental Patent Rights. On Licensee's request, LSU shall provide reasonable assistance to Licensee's efforts in filing or prosecuting applications directed to the Supplemental Patent Rights, at no out-of-pocket expense to LSU. Licensee may abandon any patent application or patent within the Supplemental Patent Rights if, in Licensee's judgment, it is prudent to do so, upon giving LSU written notice of Licensee's intention to abandon at least two months prior to the last date on which action may be taken to prevent the abandonment. In such a case, LSU shall have the right,

ARTICLE III

         but not the obligation, to assume responsibility for future prosecution and maintenance of the affected applications or patents. LSU shall at all times be the sole owner of the Supplemental Patent Rights.

         (The information marked by *** has been omitted by a request for confidential treatment. The omitted portion will be separately filed with the Commission.)

B. (1) ROYALTY ON SALES BY LICENSEE. On a quarterly basis, Licensee shall pay to LSU a royalty equal to the greater of the following two amounts for each Licensed Product that is made, used, sold, or imported by
         Licensee: (a) *** of Net Sales Receipts, or (b) *** of Gross Value Added. Except as provided in Subparagraph (B)(2), this rate of *** of Net Sales Receipts, or *** of Gross Value Added, whichever is greater, shall apply in all cases, and shall apply to any Licensed Product that is made, used, sold, or imported in any Patent Country, regardless of whether other acts concerning that Licensed Product occur outside the Patent Countries. Any ambiguities in Licensee's records regarding the location of any of these activities shall be construed so that the affected Licensed Products are deemed to have been made, used, or sold in a Patent Country. This royalty shall be paid quarterly, by January 31, April 30, July 31, and October 31, based on payments and non-cash consideration received by Licensee during the prior three calendar months. The royalty calculation for each calendar quarter shall be determined independently, without carrying forward or carrying backward amounts attributable to any other calendar quarter. Furthermore, the royalty for different Licensed Products shall be determined separately -- so that it is possible, for example, that the royalty for a first Licensed Product could be *** of Net Sales Receipts, while the royalty for a second Licensed Product during the same calendar quarter would be *** of Gross Value Added.

         (2) ROYALTIES ON SUBLICENSE PAYMENTS. Payments due to LSU on account of a bona fide, arms-length sublicense shall be computed under this Subparagraph (B)(2). On a quarterly basis, on the same schedule as provided in Subparagraph (B)(1), Licensee shall pay to LSU the Applicable Percentage (defined in Subparagraphs (3) and (4) below) of Gross Sublicensing Receipts.

         (3) APPLICABLE PERCENTAGE FOR SUBLICENSES -- GENERAL RULE. Except as provided in Subparagraph (4) below, from the Effective Date until December 31, 2000, the "APPLICABLE PERCENTAGE" shall be *** in all cases. Except as provided in Subparagraph (4) below, on and after January 1, 2001, the "APPLICABLE PERCENTAGE" shall be as follows in all cases: *** if the Benchmark Share Price is below ***; *** if the Benchmark Share Price is greater than or equal to ***, but less than ***; or *** if the Benchmark Share Price is greater than or equal to ***. Note that the "APPLICABLE PERCENTAGE" is redetermined a single time only, and shall then remain constant after January 1, 2001, regardless of the subsequent history of Demeter's stock price.

         (4) APPLICABLE PERCENTAGE FOR SUBLICENSES -- SUPPLEMENTAL PATENT RIGHTS. Notwithstanding Subparagraph (3) above, the "APPLICABLE PERCENTAGE" shall be *** (regardless of date) in

ARTICLE III


         the case of a bona fide, arms-length sublicense that conveys rights under the Supplemental Patent Rights in the United States only, that does not convey any rights under Licensed Patents other than under the Supplemental Patent Rights in the United States, and that is not directly or indirectly tied to a sublicense or other grant of rights under any Licensed Patents other than the Supplemental Patent Rights in the United States.

C. MINIMUM ROYALTIES. Beginning calendar year 2000, minimum royalty payments in the following amounts shall be required to keep Licensee's license under this Agreement in force:

            PERIOD                             MINIMUM ANNUAL ROYALTY PAYMENT
            ------                             ------------------------------
            Calendar Year 2000                           $25,000
            Calendar Year 2001                           $25,000
            Calendar Year 2002                           $25,000
            Each Subsequent Calendar
            Year, or Fraction
            Thereof, During the Term
            of this Agreement.                           $25,000

The minimum royalty payment for a given calendar year shall be paid to LSU not later than January 31 of the following year. For example, the minimum royalty for calendar year 2000 is due by January 31, 2001. If Licensee fails to make any royalty or minimum royalty payment timely, and if LSU has notified Licensee of that failure, and if that failure has not been cured within thirty (30) days of Licensee's receipt of that notice, then LSU shall have the option to terminate this Agreement, or to make Licensee's license under this Agreement nonexclusive, in either case upon giving Licensee thirty days written notice. If Licensee's license becomes nonexclusive, it shall continue to be governed by all provisions of this Agreement not inherently inconsistent with such nonexclusivity, except that minimum royalty obligations (and only minimum royalty obligations) shall be reduced by fifty percent (50%). All minimum royalty payments required under this paragraph (C) of this Article III are subject to the inflation adjustment defined in Article 12 of the Supplemental Terms. Royalty payments made under
Article III, Paragraph (B) attributable to a particular calendar year shall be credited against the minimum royalty payments due under this paragraph for that calendar year. However, no royalty or minimum royalty payment may be carried forward or carried back as a credit against royalties or minimum royalties in any other period.

D. QUARTERLY REPORTS. Licensee shall forward to LSU quarterly reports on or before January 31, April 30, July 31, and October 31 of each year, for the preceding three calendar months, containing the data, information,

ARTICLE III

and documentation necessary to determine fully the amounts owed by Licensee to LSU under this Agreement, and containing quarterly reports on the status of Licensee's marketing of Licensed Products. Such a report shall be made for each quarter, whether or not any payment is due for that quarter.

E. RESEARCH GRANT. Once Cumulative Receipts reach a total of $1,000,000, Licensee shall thereafter pay LSU a research grant equal to the sum of one percent (1%) of Net Sales Receipts and two percent (2%) of Gross Sublicensing Receipts in each calendar year, with total research grant amounts not to exceed $25,000 per calendar year, subject to the inflation adjustment of Article 12 of the Supplemental Terms. In making the calculations defined in the previous sentence, there shall be no carry-forward or carry-backward of Net Sales Receipts or Gross Sublicensing Receipts between calendar years. These research grant amounts are not due on the first $1,000,000 in Cumulative Receipts. These research grant amounts shall be paid on a quarterly basis, on the same schedule as provided in Paragraph (B) of this Article III. These research grant amounts shall be used for research at LSU primarily directed to lytic peptides, and shall be conducted under the general direction of an LSU principal investigator jointly approved by LSU and Licensee. Licensee's approval of a principal investigator proposed by LSU shall not be unreasonably withheld.

            ARTICLE IV. REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

A. NO WARRANTIES OR REPRESENTATIONS. LSU makes no warranty or representation whatsoever as to the usefulness of Licensed Patents or Licensed Products, or their fitness for the purpose for which intended or for any other purpose. LSU makes no representations, and extends no warranties of any kind, either express or implied, except as expressly provided in this Agreement.

B. DISCLAIMERS. Nothing in this Agreement shall be construed as:

         1. A warranty or representation by LSU as to the validity, enforceability, scope, or inventorship of any patent; or

         2. A warranty or representation by LSU that anything licensed, sublicensed, made, used, sold, imported, or otherwise disposed of under any license granted in or sublicense permitted by this Agreement is or will be free from infringement of patents of third parties or other rights of third parties; or

         3. An obligation that LSU bring or litigate actions against third parties for infringement, except to the extent and in the circumstances stated in Article 4 of the Supplemental Terms; or

         4. A requirement that LSU file or prosecute any patent application, secure the issuance of any patent, or maintain any patent; or

         5. An establishment of a partnership, joint venture, agency, or employer-employee relationship

ARTICLE IV


                  between the parties; and neither party shall represent the contrary to anyone else; or

         6. A warranty or representation that LSU's rights in Licensed Patents include a right to grant a license to "create derivatives of Licensed Products."

C. DISCLAIMER OF RESPONSIBILITY. LSU assumes no responsibilities whatever for any damages caused to Licensee, any Affiliate, any vendees, other transferees, or sublicensees of or by any product or process incorporating or made by the use of inventions licensed under this Agreement, or incorporating or made by the use of any information furnished under this Agreement.

D. SMALL ENTITY STATUS. Licensee represents that, as of the Effective Date, Licensee is a small entity within the contemplation of 37 C.F.R. Section 1.9(f) with respect to Licensee's rights in Licensed Patents under this Agreement. During the term of this Agreement, Licensee shall promptly notify LSU of any event that changes, or that might change, Licensee's status as a small entity.

                          ARTICLE V. USE OF LSU'S NAME

         Licensee will make no use whatsoever of LSU's name, marks, insignia, or logos; or of the name of any LSU campus, department, center, or institute; or the name of any then-current LSU employee; in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of LSU for each such use.

                              ARTICLE VI. INSURANCE

A. LICENSEE. Prior to the first sale of any Licensed Product, Licensee shall obtain liability insurance coverage on an "occurrence" basis for any and all liability arising out of the sublicensing, manufacture, use, distribution, marketing, importation, or sale of any Licensed Product, by Licensee, its Affiliates, and its Sublicensees, in all countries. LSU shall be an additional insured in any such liability insurance. This liability insurance must be issued by a company having a current A. M. Best rating of A+ 8 or better. The limits of this insurance coverage shall be not less than $3,000,000 per occurrence, with aggregate limits not less than $5,000,000 per year. The maximum deductible may not exceed $50,000. This liability insurance shall include contractual liability coverage and products/completed operations coverage in at least the minimum amounts required by this Paragraph. Licensee shall forward written evidence of such liability insurance coverage, including the declarations page(s) describing the coverage provided by the policy, and including the endorsement naming LSU as additional insured, to LSU at least thirty days prior to the first use or sale of any Licensed Product. The insurer shall be required to give at least thirty days' notice of cancellation or modification of coverage to LSU. The obligation to provide LSU the liability insurance required by this Article VI and written evidence thereof shall continue until the earliest of the following three events: (a) the expiration or termination of

ARTICLE VI


this Agreement in accordance with its terms; (b) the time when Licensee permanently ceases to make, use, import, sell, or offer to sell Licensed Products, or to sublicense any rights under this Agreement; or (c) the expiration or invalidation of all claims of Licensed Patents, with all applicable appeals and appeal delays having run. In addition, Licensee shall thereafter obtain and maintain a "tail" insurance policy otherwise satisfying the requirements of this Paragraph, and insuring the same persons against the same risks until the expiration of any remaining pertinent statute of limitations period. The amount of liability insurance coverage required by this
Article is subject to the inflation adjustment defined in Article 12 of the Supplemental Terms. At any time when Licensee obtains, renews, or replaces a liability insurance policy, the aggregate limits for the liability insurance coverage shall be at least equal to the sum of Net Sales Receipts and Gross Sublicensing Receipts for the most recently completed Licensee fiscal year. The alternative amount of liability insurance provided by the preceding sentence is not subject to the inflation adjustment otherwise required by Article 12 of the Supplemental Terms, and applies only if this alternative amount is greater than the amount of insurance otherwise required by this Paragraph.

B. SUBLICENSEE OR ASSIGNEE. Each sublicensee, assignee, or transferee of any of Licensee's rights under this Agreement shall obtain the type and amount of liability insurance required by Paragraph (A) of this Article VI, except that in calculating the alternative amount provided by the last two sentences of Paragraph (A) of this Article VI, that sublicensee's, assignee's, or transferee's Net Sales Receipts shall be used in place of the sum of Licensee's Net Sales Receipts and Gross Sublicensing Receipts--substituting for "Licensee" that sublicensee, assignee, or transferee in the definition of Net Sales Receipts found in Paragraph 1.3 of the Supplemental Terms. A sublicensee's obligation to obtain liability insurance may, if mutually agreeable to Licensee and the sublicensee, be satisfied by a single insurance policy for both Licensee and the sublicensee; provided that such a single policy satisfies all other requirements of Paragraphs (A) and (B) of this Article VI; and further provided that the amount of liability insurance provided by such a single policy is at least equal to the sum of the amounts required by Paragraphs (A) and (B) of this
Article VI. A self-insured sublicensee may request that LSU accept the sublicensee's self-insurance as satisfying the requirements of this Paragraph; LSU shall not act unreasonably in approving such a request, provided that the self-insurance is adequately capitalized and otherwise satisfies the requirements of this Article VI.

                              ARTICLE VII. NOTICES

         All written notices, payments, and other correspondence under this Agreement shall be considered given when deposited in the United States Mail, first class postage prepaid, to:

ARTICLE VII


DEMETER:

Mr. Richard D. Ekstrom, President
Demeter BioTechnologies, Ltd.
905 West Main Street
Suite 19D Brightleaf Square
Durham, North Carolina 27701


LSU:                                         IF LSU, AN ADDITIONAL COPY TO:

Vice Chancellor for Research & Director      Assistant Director
La. Agricultural Experiment Station          La. Agricultural Experiment Station
LSU Agricultural Center                      LSU Agricultural Center
104 J. Norman Efferson Hall                  104 J. Norman Efferson Hall
P. O. Box 25055                              P. O. Box 25055
Baton Rouge, Louisiana 70894-5055            Baton Rouge, Louisiana 70894-5055


These names or addresses may be changed by giving notice as provided in this Paragraph.

                           ARTICLE VIII. MISCELLANEOUS

A. ENTIRE UNDERSTANDING. This Agreement (including the Supplemental Terms) constitutes the entire understanding between LSU and Licensee, and supersedes any prior agreement or understanding on the same subject matter. Any modification or amendment to this Agreement shall not be effective unless and until reduced to writing and signed on behalf of both LSU and Licensee.

B. CONSTRUCTION. The parties acknowledge that this Agreement followed extended and extensive negotiations by the parties, and that this Agreement incorporates the negotiated suggestions of both parties, and that both parties have had the benefit of the advice of counsel in the conduct of these negotiations. The parties therefore agree that no presumptions shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement (including the Supplemental Terms).

ARTICLE VIII


C. HEADINGS. The headings or captions appearing at the beginnings of the Articles and Paragraphs of this Agreement (including the headings and captions appearing in the Supplemental Terms) are provided for convenience of reference only, and do not constitute part of this Agreement.


WITNESSES:                              BOARD OF SUPERVISORS OF LOUISIANA
                                        STATE UNIVERSITY AND AGRICULTURAL
                                              AND MECHANICAL COLLEGE


/s/ Barbara Rubinson                    BY: /s/ Allen A. Copping
--------------------------------           ------------------------------------
                                              ALLEN A. COPPING, PRESIDENT

                                        DATE: May 19, 1997
--------------------------------             ----------------------------------
                                        DEMETER BIOTECHNOLOGIES, LTD.


/s/ Scott Gardner                       BY: /s/ Richard D. Ekstrom
--------------------------------           ------------------------------------
                                           RICHARD D. EKSTROM, PRESIDENT

                                        DATE: April 18, 1997
--------------------------------             ----------------------------------

RATIFICATIONS

                                  RATIFICATION


         I, Jesse M. Jaynes, a person of the full age of majority, domiciled in Wake County, State of North Carolina, hereby ratify Paragraph 3.8 of the Supplemental Licensing Terms and Conditions, attached to and made part of this License and Royalty Agreement as Appendix A.


WITNESSES:                                             JESSE M. JAYNES

D. Thomas Roane                               /s/ Jesse M. Jaynes
---------------------------------             ----------------------------------


Bruce A. Guthrie                              DATE: April 21, 1997
---------------------------------                  -----------------------------

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

         On this 21 day of April, 1997, before me personally appeared Jesse M. Jaynes, personally known to me, and known by me to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed, on the day and year aforesaid.

                              /s/ Louise D. Miller
                        -----------------------------------
                                  NOTARY PUBLIC

                                Louise D. Miller
                      ---------------------------------------
                            (PRINTED NAME OF NOTARY)

                 MY COMMISSION EXPIRES 3-20-01                            (SEAL)
                                      ----------------------------

RATIFICATIONS
                                  RATIFICATION


         I, Jeannette Jaynes, a person of the full age of majority, domiciled in Wake County, State of North Carolina, and wife of Jesse M. Jaynes, hereby ratify Paragraph 3.8 of the Supplemental Licensing Terms and Conditions, attached to and made part of this License and Royalty Agreement as Appendix A.


WITNESSES:                                             JEANNETTE JAYNES


D. Thomas Roane                               /s/ Jeanette Jaynes
---------------------------------             ----------------------------------


Bruce A. Guthrie                              DATE: April 21, 1997
---------------------------------                  -----------------------------


STATE OF NORTH CAROLINA

COUNTY OF DURHAM

         On this 21 day of April, 1997, before me personally appeared Jeannette Jaynes, personally known to me, and known by me to be the person described in and who executed the foregoing instrument, and acknowledged that she executed the same as his free act and deed, on the day and year aforesaid.

                              /s/ Louise D. Miller
                         ------------------------------
                                  NOTARY PUBLIC

                                Louise D. Miller
                      ---------------------------------------
                            (PRINTED NAME OF NOTARY)

                 MY COMMISSION EXPIRES 3-20-01                            (SEAL)
                                       -------------------------

                                                                   APPENDIX A



                   SUPPLEMENTAL LICENSING TERMS AND CONDITIONS
          FOR LSU/DEMETER LICENSE AND ROYALTY AGREEMENT OF MAY 1, 1997

                                 1. DEFINITIONS

1.1 The "AGREEMENT" shall mean the License and Royalty Agreement between LSU and Demeter of May 1, 1997, the agreement to which these Supplemental Licensing Terms and Conditions are appended. The term "AGREEMENT" shall also be deemed to include these incorporated Supplemental Licensing Terms and Conditions. All terms defined in the main body of the Agreement shall have the same meaning in these Supplemental Licensing Terms and Conditions (the "SUPPLEMENTAL TERMS").

1.2 "LICENSED PRODUCT" shall mean any product that is claimed by one or more pending or issued claims of Licensed Patents; or that is produced by a process claimed by one or more pending or issued claims of Licensed Patents; or that is especially made or especially adapted for use in a process claimed by one or more pending or issued claims of Licensed Patents, and that is not a staple article or commodity of commerce suitable for a substantial use that does not encompass such a process; or that is packaged or sold with instructions for using the product in a process claimed by one or more pending or issued claims of Licensed Patents.

1.3 "NET SALES RECEIPTS" shall mean, excluding only the amounts defined as "Gross Sublicensing Receipts" in Paragraph 1.4 below, all revenue received or accrued by Licensee during the term of the Agreement, arising out of or related to the use, transfer, lease, or sale of any Licensed Product at the actual amounts charged by Licensee or by any Affiliate. "NET SALES RECEIPTS" shall also include consideration received by Licensee for a Licensed Product that is made during the term of a Licensed Patent, but that is used, sold, or otherwise transferred after that term. "NET SALES RECEIPTS" shall not include the following amounts: (I) revenue attributable to Licensed Products that are actually returned to Licensee for refund; (II) transportation charges or allowances, if any, added to the price; (III) sales tariffs, duties, or taxes for Licensed Products that Licensee is required to collect and remit to a government as a matter of law; but in no circumstances shall any deduction or exclusion from Net Sales Receipts be taken for any franchise tax or income tax; and (IV) consideration received by Licensee under a bona fide research contract. No other deductions of any kind shall be made, whether for agents' commissions or otherwise. Where all or part of the consideration received by Licensee, an Affiliate of Licensee, or a sublicensee as otherwise set forth in this Paragraph
1.3 for the use or transfer of any Licensed Product is not cash, or where the final use of a Licensed Product is by a Special Party (as that term is defined below), then the "NET SALES RECEIPTS" for that Licensed Product for purposes of computing royalties or other amounts due under the Agreement shall be deemed to be the fair market value for such Licensed Product. In determining fair market value, appropriate weight shall be given to any arms-length transaction by Licensee, an Affiliate of Licensee, or a sublicensee involving the same or a similar Licensed Product. The time when "NET SALES RECEIPTS" for any Licensed Product are deemed received for purposes of computing royalties or other amounts due under the Agreement shall be (1) the date when a purchaser is billed by Licensee, (2) the date when the purchaser actually uses or receives that Licensed Product, (3) the date when Licensee bills for the use of that Licensed Product, or (4) the date when Licensee receives payment for that Licensed Product, whichever date is earliest; provided that Licensee must actually receive payment for that Licensed Product before Licensee is obligated to pay royalties or other amounts to LSU for that Licensed Product. Where the consideration to Licensee for the right to use or receive any Licensed Product is not cash, the date "NET SALES RECEIPTS" shall be deemed to be received shall be the date that Licensed Product is first used or received. If any Licensed Product is sold or otherwise transferred between any of the following persons (collectively, "SPECIAL PARTIES"): Licensee, a Sublicensee, and Affiliates of Licensee or of a Sublicensee--then "NET SALES RECEIPTS" shall be counted for that Licensed Product only once, and shall be the consideration defined above for the final sale or transfer of the Licensed Product to a third party, or the final use of the Licensed Product by a Special Party.

1.4 "GROSS SUBLICENSING RECEIPTS" shall mean all revenue received by Licensee, and arising out of the sublicensing of all or part of any item within Licensed Patents. Without limitation, "GROSS SUBLICENSING RECEIPTS" shall include all cash or other consideration received by Licensee from any sublicense or other grant of any rights under all or any part of Licensed Patents; whether such amounts are denominated "royalties," "license fees," "option payments," or otherwise. No deductions of any kind shall be made in calculating "GROSS SUBLICENSING RECEIPTS." If any consideration from a sublicensee is not cash, LSU and Licensee shall negotiate in good faith to agree on the value of that consideration for purposes of calculating Gross Sublicensing Receipts.

1.5 "AFFILIATE" shall mean a company or other person controlling, controlled by, or under common control with Licensee, where "control" shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the

ARTICLE 1


outstanding voting shares or voting rights, or other similar measure of control. An "AFFILIATE" shall also include a party who has been approved by LSU to act as Licensee's joint venture partner in performing one or more activities under this Agreement. An "AFFILIATE" of a Sublicensee shall mean a company or other person controlling, controlled by, or under common control with that Sublicensee, where "control" shall mean the direct or indirect control by ownership or otherwise of more than fifty percent (50%) of the outstanding voting shares or voting rights, or other similar measure of control.

1.6 "PROSECUTION" or to "PROSECUTE" means to take action in the United States Patent and Trademark Office (or, if appropriate in context, in a non-United States patent office) respecting a patent application or patent, as provided generally in title 37 of the Code of Federal Regulations (or, if appropriate in context, as provided in analogous regulations of a nonUnited States patent office).

1.7 "MAINTENANCE" or to "MAINTAIN" means to pay maintenance fees for a patent under 35 U.S.C. Section 41(b) and (c) (or, if appropriate in context, to pay taxes or annuities to keep a patent application pending, or patent in force in a country other than the United States).

1.8 "PATENT COUNTRY" shall mean any country in which at least one patent application within Licensed Patents is pending; or in which there is at least one issued, unexpired patent within Licensed Patents.

1.9 "GROSS VALUE ADDED" for a particular Licensed Product shall mean the difference between Net Sales Receipts for that Licensed Product, and the arms-length, fair-market price to a substantially similar purchaser under substantially similar circumstances (such substantially similar circumstances including, but not being limited to, the transfer of substantially similar quantities) of a product that is otherwise substantially identical in all respects to the Licensed Product, except that it lacks the features that bring the Licensed Product within the scope of one or more claims of Licensed Patents. (Where a product "that is otherwise substantially similar in all respects . . ." is not in fact commercially available, the above comparison shall be based on a good-faith estimate of the price that would be charged for a hypothetical product having such characteristics.)

(The information below marked by *** has been omitted by a request for confidential treatment. The omitted portion will be separately filed with the Commission.)

1.10 "BENCHMARK SHARE PRICE" shall mean the volume-weighted mean price per share of publicly-reported sales of freely tradeable Demeter common stock during the twelve-month period ***, subject to the following two adjustments: (1) The "BENCHMARK SHARE PRICE" shall be adjusted to reflect any stock splits, stock dividends, mergers, consolidations, reorganizations, recapitalizations, or the like occurring after August 1, 1996; and (2) The "BENCHMARK SHARE PRICE," as otherwise defined above, shall be divided by the Multiplier as of ***, as the "Multiplier" is defined in Paragraph 12.1 of these Supplemental Terms, regardless of whether LSU has given Licensee any notices under Paragraph 12.1.

1.11 "CUMULATIVE RECEIPTS" as of a particular date shall mean the sum of all Net Sales Receipts and Gross Sublicensing Receipts from the Effective Date through the date in question.

1.12 A "STANDARD-FORM SUBLICENSE" is a sublicense that fully complies with Paragraph 2.2.1 of these Supplemental Terms. A "NON-STANDARD-FORM SUBLICENSE" is a sublicense of any or all of Licensee's rights under this Agreement, that is not in full compliance with Paragraph 2.2.1 of these Supplemental Terms, and that therefore requires LSU's prior written consent under Paragraph 2.2.

ARTICLE 2


                                2. LICENSE GRANT

2.1 RIGHTS OF AFFILIATES. The license granted to Licensee by the Agreement shall extend to any Affiliate of Licensee as well, provided that prior to the exercise by any Affiliate of any rights under the Agreement, LSU shall be given a written notice, signed on behalf of both Licensee and each such Affiliate: (1) stating that the Affiliate intends to exercise such rights, and (2) agreeing that the Affiliate and Licensee shall be solidarily (i.e., jointly and severally) liable for all obligations to LSU under the Agreement arising from the activities of that Affiliate. The activities of the Affiliate under the Agreement shall be deemed to be the activities of Licensee. The rights of any Affiliate under the Agreement shall continue only so long as the Agreement continues in effect with respect to Licensee; such rights shall terminate, for example, upon any termination, assignment, or transfer of Licensee's rights under the Agreement. Furthermore, an Affiliate's rights under the Agreement shall terminate on the occurrence of an event (for example, a sale or other transfer of the Affiliate's stock) that causes an entity that was once an Affiliate no longer to be an Affiliate under the definition of Paragraph 1.5 of these Supplemental Terms. A wholly-owned subsidiary of Licensee may assign, sublicense, or transfer rights under this Agreement to the same extent that Licensee is permitted to do so under Paragraphs 2.2 and 2.2.1 below. An Affiliate other than a wholly-owned subsidiary of Licensee may not sublicense, assign, or otherwise transfer any rights that Affiliate has acquired under the Agreement.

2.2 RESTRICTIONS ON ASSIGNMENT, SUBLICENSE, OR TRANSFER. Except as expressly provided in Paragraph 2.2.1 below, Licensee shall not assign, transfer, or sublicense any rights under the Agreement without the express prior written approval of LSU, such approval not to be unreasonably withheld. Notwithstanding the foregoing, neither a written sublicense nor prior approval from LSU is required to sell Licensed Products to arms-length purchasers (e.g., distributors or farmers), even where such a sale is accompanied (as a matter of law) by an implied license or implied sublicense under one or more of Licensed Patents.

2.2.1 STANDARD-FORM SUBLICENSE. At any time during the term of this Agreement, Licensee may request that LSU and Licensee negotiate in good faith to develop one or more Standard-Form Sublicenses. Licensee shall prepare the first draft of each proposed Standard-Form Sublicense, and thereafter the parties shall discuss and negotiate modifications to the initial draft in good faith. Each party's obligation in this respect is limited to an obligation to negotiate in good faith; neither party is obligated to approve a proposed Standard-Form Sublicense if mutually agreeable terms cannot be found.

By way of illustration and not limitation, the factors that LSU considers important in reviewing proposed sublicenses include the following: adequate liability insurance; adequate indemnity in favor of LSU; prohibitions against further assignment, sub-sublicensing, or transfer; prohibitions against the use of LSU's name; prohibitions against patent misuse; the right to audit; marking of Licensed Products with appropriate patent numbers; and, if a particular sublicense is intended to survive a possible termination of the present Agreement before the expiration of all pertinent Licensed Patents, a clear and acceptable demarcation of the respective rights and obligations of LSU and the sublicensee in those circumstances.

Once LSU and Licensee have approved the form and substance of a particular Standard-Form Sublicense, Licensee may thereafter enter into one or more sublicenses with third parties using that approved Standard-Form Sublicense, without further approval from LSU, provided that: (1) no modifications are made to the approved Standard-Form Sublicense that would diminish in any respect the protections afforded to LSU by the approved Standard-Form Sublicense (other modifications being permissible if they do not diminish the protections afforded to LSU in any manner); and (2) a complete copy of the fully-executed Standard-Form Sublicense is delivered to LSU within thirty days of execution. A proposed sublicense that does not satisfy these criteria may be submitted for LSU's review and approval under Paragraph 2.2 above.

LSU may at any time, acting in good faith, withdraw its approval of a particular Standard-Form Sublicense upon notice to Licensee. Such a withdrawal of approval shall not affect the validity of any sublicense using that Standard-Form Sublicense that was fully executed by all parties prior to LSU's withdrawal of approval. Where reasonably feasible, LSU shall inform Licensee of the reason for LSU's withdrawal of a previous approval, and shall propose modifications to the Standard-Form Sublicense that would make it once again acceptable to LSU.

2.3 NO LICENSE BY ESTOPPEL. Except as the Agreement may expressly and unambiguously provide otherwise, nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents,

ARTICLE 2


patent applications, or know how owned in whole or in part by LSU, other than the express license under Licensed Patents provided in Paragraph (A) of Article II of the Agreement, regardless of whether such patents, patent applications, or know how are dominant of or subordinate to any patent within Licensed Patents.

2.4 EFFECT OF PATENT INVALIDITY. In a particular Patent Country, if no patent within Licensed Patents ever issues, or if all such patents are judicially held invalid or judicially held unenforceable and there are no longer any pending applications within Licensed Patents in that country, and all applicable appeals and appeal delays have expired, then thereafter this Agreement shall cease to have effect in that country.

2.5 MARKETING OBLIGATIONS. Licensee shall: (1) act with commercially reasonable judgment and diligence to develop commercially marketable Licensed Products, and to develop competitive markets for those Licensed Products, in order to maximize royalties payable to LSU; (2) act with commercially reasonable judgment and diligence to obtain any state, federal, or other governmental licenses or regulatory clearances necessary for Licensee's intended use of Licensed Products; and (3) review Licensee's progress of the above performance obligations with appropriate LSU personnel at intervals of twelve months to assure a reasonable level of contact, communication, and compliance.

2.6 REGULATORY APPROVAL. Licensee will undertake all reasonable efforts required to obtain any state, federal, or other governmental license or regulatory clearance necessary for the use of Licensed Products, and all resulting expenses of this undertaking shall be borne solely by Licensee. Any research necessary or desirable for the commercialization or marketing of Licensed Products by Licensee shall be the sole responsibility of Licensee. Licensee, at Licensee's sole expense, will prepare and deliver all necessary and appropriate documents, and take all reasonably necessary and appropriate actions, to seek to obtain any such license or regulatory clearance.

2.7 RESERVED LSU RIGHTS. The license granted by the Agreement is subject to a reserved, non-exclusive, worldwide right in LSU to make, have made, and use Licensed Products for non-commercial purposes that are experimental or educational in nature, in any field of use, throughout the term of the Agreement, including any extensions of the term of the Agreement.

2.8 RIGHTS IN FUNDED TECHNOLOGY. LSU shall own all Funded Technology. LSU shall promptly notify Licensee of the development of any invention within Funded Technology that is reasonably believed by LSU to have commercial potential, under reasonable confidentiality provisions to be negotiated. LSU may file such patent applications directed to inventions within Funded Technology as LSU in its sole discretion sees fit.

On Licensee's written request to LSU within 180 days after Licensee is given written notice of the filing date of the first patent application directed to a particular invention within Funded Technology and a copy of that patent application, LSU and Licensee shall negotiate in good faith to try to reach mutually agreeable terms for an exclusive or non-exclusive license to Licensee under any such application or resulting patent. It is anticipated that the terms of any such license agreement would include the following provisions: (1) a reasonable licensing fee to be negotiated, due upon execution of the license;
(2) a reasonable royalty to be negotiated; (3) reasonable minimum royalties to be negotiated; (4) payment of patent filing, prosecution, and maintenance costs by Licensee; and (5) other standard LSU patent license provisions, including (by way of example and not limitation) those provisions contained in the present Agreement and Supplemental Terms concerning such matters as the use of LSU's name, indemnity, insurance, inflation, and disclaimer of warranties. However, neither party shall be obligated to enter into such a license agreement if mutually agreeable terms cannot be found; the obligation imposed by this Paragraph is an obligation only to negotiate in good faith.

If Licensee has not requested LSU to negotiate for a license respecting a particular invention within Funded Technology within 180 days after the filing date of the first patent application directed to that invention, then LSU shall be free to dispose of LSU's rights in that invention as LSU in its sole discretion sees fit, with no further obligation to Licensee with respect to that invention.

If Licensee has requested LSU to negotiate for a license respecting a particular invention within Funded Technology within 180 days after the filing date of the first patent application directed to that invention, but no license agreement respecting that

ARTICLE 2


invention has been entered into between LSU and Licensee within that 180-day period, then for a period of one year following the expiration of that 180-day period Licensee shall have a right of first refusal respecting any license of that invention. During this one-year period, prior to entering into any patent license agreement with a third party respecting an invention specified in the previous sentence, LSU shall submit to Licensee a copy of the proposed patent license agreement. If, no later than thirty days after this submission, LSU receives written notice from Licensee of Licensee's exercise of its right of first refusal, then LSU shall not enter into the proposed patent license agreement with the proposed licensee. In such a case, LSU and Licensee shall both be obligated promptly to enter a patent license agreement whose terms are identical with those of the proposed patent license agreement, or are as nearly similar as is reasonably possible under the circumstances. If Licensee does not give this notice to LSU within this thirty-day period, then LSU may enter into the proposed patent license agreement with the proposed licensee, with no further obligation to Licensee concerning that invention. Following the expiration of the one-year right of first refusal period respecting rights in a particular invention, if the right of first refusal has not yet been exercised, then thereafter LSU shall be free to dispose of LSU's rights in that invention as LSU in its sole discretion sees fit, with no further obligation to Licensee with respect to that invention.

2.9 FUTURE PATENTS. LSU may, from time to time, acquire patent rights that may be improvements to the inventions of Licensed Patents, and the scope of whose claims lies entirely within the scope of the claims of Licensed Patents. Licensee may, or may not, desire to make, use, sell, or import improved Licensed Products that are covered by any such future patent rights. Accordingly, at Licensee's request LSU and Licensee shall, to the extent not inconsistent with LSU's other contractual obligations (by way of example, contractual obligations incurred by LSU consistent with paragraph 2.10 below), negotiate in good faith, for a period of six months from the date LSU first notifies Licensee of the existence of such patent rights, to attempt to seek a mutually satisfactory solution to avoid any unauthorized infringement of such patent rights by improved Licensed Products made, used, sold, or imported by Licensee. This obligation is an obligation only to negotiate in good faith for a period of six months, and does not require either Party to enter into any agreement respecting such patent rights that is not mutually satisfactory to both parties.

2.10 RIGHT OF FIRST REFUSAL RESPECTING CERTAIN SPONSORED RESEARCH. While this Agreement remains in effect, Licensee shall have a right of first refusal to sponsor any research at LSU that satisfies both of the following conditions: (A) the research is intended to produce Improvements, or may reasonably be expected to result in Improvements; and (B) the research contract grants the sponsor of the research any rights in patents or know how resulting from the research. Prior to entering into any such research contract with any party other than Licensee, LSU shall submit a copy of the proposed research contract to Licensee. If the prospective sponsor so requests, LSU may mask those portions of the proposed research contract that may reasonably be expected to reveal the identity of the proposed sponsor. If, no later than thirty days after the submission of the proposed contract to Licensee, LSU receives notice from Licensee of Licensee's exercise of its first right to sponsor the research, then LSU shall not enter into the proposed research contract with the proposed sponsor, but instead LSU and Licensee shall both be obligated promptly to enter into a contract whose terms are identical with those of the proposed research contract, or are as nearly identical as is reasonably possible under the circumstances. If Licensee does not give this notice to LSU within this thirty-day period, then until a period ending ninety days after LSU's submission of the proposed contract to Licensee LSU may enter into the proposed research contract with the proposed sponsor, and the terms of the research contract regarding rights in patents and know how shall supersede the provisions of this Paragraph 2.10 and of Paragraph 2.9 above to the extent that there may exist any conflict. If the proposed contract with the proposed sponsor has not been fully executed within ninety days after LSU's submission of the proposed contract to Licensee, then LSU may not enter into the proposed contract with the proposed sponsor, unless LSU follows the procedures of this Paragraph 2.10 again, giving Licensee a new thirty-day period of first refusal. The provisions of this Paragraph 2.10 shall not apply where the proposed research sponsor is a state or federal governmental agency. For purposes of this Paragraph 2.10, an "IMPROVEMENT" is a new invention whose unlicensed practice would necessarily and inherently infringe at least one claim of at least one United States patent within Licensed Patents.

ARTICLE 3


                              3. FEES AND ROYALTIES

3.1 GENERAL. The various fees and royalties that are due from Licensee to LSU under the Agreement are cumulative, and not exclusive. In other words, except as expressly provided in Article III, Paragraph (C), each such amount is to be paid without regard to any other amount that may be due. In the event any claim within Licensed Patents is judicially held invalid or judicially held unenforceable, and all applicable appeals and appeal delays have run, then royalties and fees from that point forward (but not retroactively) shall be computed as if that claim had never issued.

3.2 PATENT EXPIRATION. The obligation to pay royalties under any patent within Licensed Patents shall terminate as to each such patent upon its expiration, except that royalties accrued but not paid prior to such expiration shall be payable with the next quarterly payment otherwise due under Paragraph (B) of
Article III of the Agreement. If a Licensed Product is covered by claims of more than one patent within Licensed Patents, the obligation to pay royalties for that Licensed Product shall continue so long as any such patent has not expired.

3.3 TERMINATION. Upon termination of the Agreement for any reason, Licensee shall pay LSU within 60 days all royalties and other amounts that have accrued on or before the termination, regardless of whether such royalties or other amounts would otherwise be due at that time.

3.4 EFFECT OF INVALIDITY. In a particular Patent Country, in the event that: (1) all issued claims within Licensed Patents are judicially held invalid or judicially held unenforceable or that no patents within Licensed Patents ever issue; and (2) no claims within Licensed Patents are still pending in any application; and (3) all applicable appeals and appeal delays have run; then from that point forward (but not retroactively) no further royalty payments shall be due solely on account of activities occurring within that country.

3.5 CURRENCY. All dollar amounts defined in the Agreement refer to United States dollars. All payments under the Agreement shall be in United States currency. Where payments are received by Licensee in a given non-United States currency, conversion to United States currency will be made as follows: All payments received in that currency during each calendar month will be totalled. The total payments for the calendar month will then be converted to United States currency at the "mean exchange rate" for that month. The "mean exchange rate" for a month is the arithmetic mean of the spot exchange rates reported in the Wall Street Journal for the following two dates: (a) the first business day falling on or after the 7th of the month, and (b) the first business day falling on or after the 22nd of the month. The pertinent exchange rate for purposes of computing this mean is the number of United States dollars (or fraction thereof) equivalent to one unit of foreign currency.

3.6 LATE PAYMENTS. If any payment is made more than thirty days after the date due under the Agreement, then Licensee shall also pay LSU interest at the prime rate of interest announced from time to time by Citibank (New York), plus one percent (1%) per annum, until paid. If this amount is higher than allowed by applicable law, then the highest amount allowed by law shall apply.

3.7 PAYMENT PROCEDURE. All payments due under this agreement shall be payable to "LOUISIANA STATE UNIVERSITY," and shall be made at the appropriate address given for notices in Article VII of the Agreement. All payments due shall be made without any deduction for taxes, assessments, or charges of any kind that may be imposed on Licensee by any government or by any political subdivision of any government. Any such taxes, assessments, or other charges shall be assumed solely by Licensee.

3.8 WAIVER OF INVENTOR'S SHARE OF ROYALTIES. Demeter represents and warrants that as of the Effective Date Jesse M. Jaynes, who is a principal in Demeter, has or will have irrevocably relinquished all claim to, and has or will have irrevocably assigned to Demeter his entire share of all royalties, fees, and other consideration received, or to be received in the future, by LSU under this Agreement (i.e., Dr. Jaynes' portion of the inventors' share of "DISTRIBUTABLE ROYALTIES," as that term is defined in the August 1991 revision of Chapter 7 of LSU's Bylaws and Regulations). Demeter hereby irrevocably relinquishes all claim to, and hereby irrevocably assigns over to LSU the entire share of all such Distributable Royalties under this Agreement to which Jesse M. Jaynes would otherwise be entitled under LSU's Bylaws and Regulations. Licensee shall indemnify LSU and hold LSU harmless against any claim brought by a spouse, former spouse, heir, legatee, or assignee of

ARTICLE 3


Dr. Jaynes for alleged entitlement to any portion of such Distributable Royalties, and shall assume the responsibility for defending LSU in any resulting legal proceedings, at Licensee's sole expense. The portion of Distributable Royalties under this Agreement that would otherwise have been paid to Jesse M. Jaynes (in the absence of the above assignments) shall instead be placed in a fund that is administered by LSU, and that is dedicated to be used for one or more of the following purposes to support research at LSU, in the sole discretion of LSU: directly supporting research at LSU; supporting research at LSU by providing matching funds as may be required by an outside sponsor of research at LSU; providing bridge funds to support research at LSU until funding from an outside sponsor is secured; providing start-up funds for a laboratory at LSU; providing funds for a seed grant for a new research effort at LSU; providing funds to pay for research that has been conducted by LSU and for which expenses have been incurred by LSU, but for which an outside sponsor has failed to provide expected financial support; and maintaining laboratory equipment at LSU. Licensee is not granted any rights under this Agreement in any inventions that may result from research that is supported by this fund. Licensee represents and warrants that, as of the Effective Date, Dr. Kenneth S. Derrick, co-inventor of Licensed Patents, is neither an officer, nor a director, nor a shareholder in Licensee; in reliance on this representation and warranty, LSU is not requesting a similar relinquishment and assignment of Distributable Royalties from Dr. Derrick. This relinquishment and assignment of certain Distributable Royalties applies only to Dr. Jaynes' share of Distributable Royalties that are attributable to the present Agreement. This relinquishment and assignment has no effect (one way or the other) on the distribution of any Distributable Royalties that may be attributable to other contracts or licenses -- by way of example, Distributable Royalties under licenses of other LSU-owned inventions on which Dr. Jaynes may be an inventor; or a future license under Licensed Patents from LSU to a third party should the present Agreement be terminated; or Distributable Royalties received by LSU and attributable to a sublicense that survives the termination of the present Agreement; in each case, subject to the right of offset in the event Demeter has unpaid debts to LSU, whether arising from the present Agreement or otherwise.

3.9 ESCROW. If LSU and Licensee in good faith disagree as to whether certain payments are due to LSU, then the procedures of this Paragraph 3.9 shall be followed. If these procedures are followed, then Licensee shall not be deemed to be in default for failure to make the disputed payments timely. If these procedures are not followed, however, then Licensee shall be deemed to be in default for failure to make payments timely under the Agreement, regardless of whether or not it is ultimately determined that the disputed amounts were actually due under the Agreement.

         1. Any undisputed amounts shall be paid to LSU as provided in the Agreement.

         2. All disputed amounts shall be paid to an escrow agent mutually acceptable to LSU and Licensee. These amounts shall be paid by the dates otherwise applicable under the Agreement. LSU shall be given prompt confirmation of the date and amount of any such payments made. At Licensee's option, Licensee may elect to pay the disputed amount up to a maximum of $100,000 to the escrow agent. The payment of $100,000 (at Licensee's election) will be deemed to satisfy Licensee's obligations to pay disputed amounts to the escrow agent under this Paragraph, even if the amount that is subject to good faith dispute exceeds that amount. However, Licensee's payment of these limits to an escrow agent shall not relieve Licensee of any underlying liability in excess of that amount, together with any interest that may be due on such amounts under Paragraph
                  3.6 above. The $100,000 limit established by this provision is subject to the inflation adjustment of Paragraph 12 of these Supplemental Terms.

         3. The escrow agent shall place the funds in a safe, interest-bearing instrument or account jointly approved by LSU and Licensee; or if LSU and Licensee are unable thus to agree, in a safe, interest-bearing instrument or account chosen by the escrow agent. Any interest thus received shall ultimately be distributed by the escrow agent in the same proportions as the distribution of the principal amount. A reasonable fee for the escrow agent's services may first be deducted from the interest.

         4. The escrow agent shall release the funds in escrow only in accordance with the joint, written instructions of both LSU and Licensee; or in accordance with an order of the court or an award of the arbitrator under Paragraph 13.3 below.

ARTICLE 4


             4. ENFORCEMENT OF LICENSED PATENTS, AND RELATED MATTERS


4.1 INFRINGEMENT; SUIT BY LICENSEE. Licensee shall investigate and report any infringements or possible infringements of Licensed Patents to LSU. At Licensee's option Licensee may, in its own name (or jointly in the names of Licensee and LSU if required by law), bring and litigate such suits for infringement of Licensed Patents as Licensee in its discretion sees fit. Licensee shall give LSU thirty days notice of Licensee's intention to bring such a suit before Licensee files the suit. The expenses of such litigation shall be borne solely by Licensee, except as expressly provided in the remainder of this Paragraph. Licensee at its option may invite LSU to participate in the litigation and contribute to the costs of litigation, in any proportion chosen by LSU, except that the proportion of LSU's participation shall not exceed a limit specified by Licensee in Licensee's invitation to LSU to participate. Following such an invitation, LSU may elect to participate in the lawsuit in any proportion chosen by LSU, not to exceed this limiting proportion. LSU shall have not less than ninety days to respond to Licensee's invitation, and to notify Licensee of the proportion in which LSU will participate, if any. If LSU thus participates in the litigation, LSU will then share in any damages, profits, awards, and settlements in the same proportion as its proportionate contribution to litigation costs.

Should LSU not participate in the litigation, either because LSU elects not to do so, or because Licensee does not invite LSU to participate, then Licensee shall pay LSU a proportion of any recovery received by Licensee from the litigation as follows: (1) A recovery attributable to a judgment (or arbitration award) based on a "reasonable royalty" shall be pro rata and retroactively added to Licensee's Gross Sublicensing Receipts for the calendar quarter(s) corresponding to the infringer's sales, and Licensee shall then pay LSU the amount otherwise provided on account of Gross Sublicensing Receipts in Article III, Subparagraphs (B)(2), (B)(3), and (B)(4). (2) If a recovery attributable to a judgment (or arbitration award) includes amounts based on "lost profits," then a dollar amount equal to the infringer's underlying net sales receipts (applying the definition of Paragraph 1.3 of these Supplemental Terms by analogy to the infringer's sales) shall be added to Licensee's Net Sales Receipts for the calendar quarter in which the lost profit award is received by Licensee, and Licensee shall then pay LSU the amount otherwise provided on account of Net Sales Receipts in Article III, Subparagraph (B)(1). (3) LSU shall receive no portion of any costs or attorneys fees that may be awarded by a court or by arbitration. (4) If prejudgment or postjudgment interest is received, the amount paid by Licensee to LSU shall be increased proportionately. (5) If damages are enhanced pursuant to 35 U.S.C. Section 284, second paragraph, second sentence, the amount paid by Licensee to LSU shall be increased proportionately. (6) If the dispute is resolved by settlement between Licensee and the accused infringer, then LSU and Licensee shall negotiate in good faith to apportion the settlement between them equitably, in accordance with the above principles, based where possible upon the premises underlying the determination of the amounts paid in settlement. Licensee may settle an infringement suit by granting the accused infringer a sublicense or assignment only by compliance with all applicable provisions of this Agreement concerning sublicenses or assignments.

4.2 INFRINGEMENT; SUIT BY LSU. If LSU gives Licensee written notice of an infringement or possible infringement of Licensed Patents, including information sufficient to identify the accused infringer, the accused product or method, and the Licensed Patent said to be infringed, then within 90 days of receipt of that notice Licensee must either make written demand on the purported infringer to cease infringement, or notify LSU of Licensee's decision not to make such a demand. If, within six months of Licensee's receipt of the original notice from LSU, Licensee has neither secured cessation of the purported infringement nor brought suit against the purported infringer, then LSU shall have the right to sue the purported infringer for infringement of Licensed Patents. In such a case LSU may, in its own name (or jointly in the names of LSU and Licensee if required by law), bring and litigate such suits for infringement of Licensed Patents as LSU in its discretion sees fit. LSU shall give Licensee thirty days notice of LSU's intention to bring such a suit before LSU files the suit. The expenses of such litigation shall be borne solely by LSU, except as expressly provided in the remainder of this Paragraph. LSU at its option may invite Licensee to participate in the litigation and contribute to the costs of litigation, in any proportion chosen by Licensee, except that the proportion of Licensee's participation shall not exceed a limit specified by LSU in LSU's invitation to Licensee to participate. Following such an invitation, Licensee may elect to participate in the lawsuit in any proportion chosen by Licensee, not to exceed this limiting proportion. Licensee shall have not less than ninety days to respond to LSU's invitation, and to notify LSU of the proportion in which Licensee will participate, if any. If Licensee thus participates in the litigation, Licensee will then share in any damages, profits, awards, and settlements in the same proportion as its proportionate contribution to litigation costs.

ARTICLE 4


Should Licensee not participate in the litigation, either because Licensee elects not to do so, or because LSU does not invite Licensee to participate, then Licensee shall receive no portion of any recovery received by LSU from the litigation. LSU may settle an infringement suit by granting the accused infringer a license or sublicense under Licensed Patents only with Licensee's consent.

4.3 CERTAIN ASSIGNMENT OBLIGATIONS AND PARTICIPATION RIGHTS. In the event either that Licensee brings suit pursuant to Paragraph 4.1 of these Supplemental Terms, or that LSU brings suit pursuant to Paragraph 4.2, then the other party shall assign to the plaintiff in such litigation any right that the other party may have for an injunction against or damages resulting from the infringement; subject to the provisions of Paragraphs 4.1 and 4.2 concerning distribution of any amounts recovered. That other party shall also provide reasonable cooperation to the plaintiff in the conduct of such suits, at the plaintiff's expense.

4.4 LITIGATION DOES NOT AFFECT ROYALTIES. The pendency of a lawsuit for infringement of Licensed Patents, or otherwise concerning the validity or enforceability of Licensed Patents shall not affect in any way Licensee's obligations to pay royalties or other amounts under the Agreement.

4.5 INTERFERENCE. Licensee shall pay all reasonable legal and other costs associated with any interference proceedings involving any of Licensed Patents, whether such proceedings be in court or in the Patent and Trademark Office. Decisions regarding the initiation, prosecution, defense, appeal, or settlement of any such interference proceedings shall be made jointly by LSU and Licensee. Notwithstanding the foregoing, Licensee may elect in writing to irrevocably waive all rights under this Agreement respecting all the claims of Licensed Patents that are involved in an interference proceeding, thereafter avoiding the obligation to pay future costs under the first sentence of this paragraph 4.5 and thereafter waiving the right to participate in further decisions under the second sentence of this paragraph 4.5.

4.6 INDEMNIFICATION BY LICENSEE. If Licensee takes any action under the Agreement or otherwise that leads to or results in litigation or other legal proceedings (in any country) concerning or related to Licensed Patents or the Agreement, including but not limited to a suit for declaratory judgment or claim or counterclaim for infringement, noninfringement, validity, invalidity, enforceability, unenforceabilty, ownership, or inventorship of Licensed Patents, then Licensee shall assume the responsibility for such legal proceedings (at both trial and appellate levels) at Licensee's sole expense. If LSU so requests, Licensee's legal counsel shall represent LSU, at Licensee's expense, in any such legal proceedings at both trial and appellate levels. If Licensee's legal counsel is unable to represent LSU because of a conflict of interest or other bona fide reason, LSU may engage other competent legal counsel, whose reasonable fees and expenses shall be promptly paid or reimbursed by Licensee, to represent LSU in any such suit or legal proceeding. If LSU does not wish to be represented by Licensee's legal counsel, LSU may engage competent legal counsel of LSU's choosing to represent LSU at LSU's own expense (except in the case of a conflict of interest or other bona fide reason as described in the preceding sentence, in which case reasonable expenses for such representation shall be borne by Licensee). Licensee shall indemnify LSU and hold LSU harmless from any and all claims, damages, or other obligations arising out of or resulting from any such claim or legal proceedings. Any sublicense, transfer, or assignment of any of Licensee's rights under the Agreement shall expressly impose the obligations of this Paragraph on any sublicensee, transferee, or assignee.

4.7 FRAUDULENT OR WILLFUL MISCONDUCT. Notwithstanding Paragraph 4.6 above, Licensee shall have no contractual obligation under this Agreement to indemnify LSU to the extent that damages may be attributable to LSU's own fraudulent or willful misconduct. In the event that a claim is brought against LSU or Licensee that is otherwise within Licensee's indemnification obligations under Paragraph
4.6 above, except that allegations of fraudulent or willful misconduct are made against LSU, then the provisions of this Paragraph 4.7 shall apply. LSU shall defend both itself and Licensee, at LSU's expense, against any claim that is based on an allegation or claim of fraudulent or willful misconduct by LSU. If the final judgment or verdict respecting the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is other than liability against LSU resulting from a finding that LSU committed fraudulent or willful misconduct, then Licensee shall promptly indemnify LSU as otherwise provided in Paragraph 4.6 above, and Licensee shall also promptly reimburse LSU's reasonable legal and other out-of-pocket expenses incurred in defending the claim at both trial and appellate levels; provided that LSU shall not settle any such claim without Licensee's prior, written consent, such consent not to be unreasonably withheld. If the final resolution of the fraudulent or willful misconduct claim -- after all applicable appeals and

ARTICLE 4


appeal delays have expired -- is a finding that LSU committed fraudulent or willful misconduct, then LSU shall indemnify Licensee against that judgment or award, and Licensee shall have no obligation to indemnify LSU with respect to that claim under Paragraph 4.6 above. If the fraudulent or willful misconduct claim is settled prior to a final judgment or verdict (including all applicable appeals and appeal delays), then LSU and Licensee shall make good faith efforts to resolve their respective obligations under Paragraphs 4.6 and 4.7, and if unable to reach agreement, shall have recourse to the dispute resolution mechanism of Paragraph 13.3. As otherwise provided in Paragraph 4.6 above, Licensee shall defend, indemnify, and hold LSU harmless against any claim that may be made against LSU in the same proceedings, and that is not based on an allegation or claim of fraudulent or willful misconduct by LSU; and in such a case LSU and Licensee shall cooperate in allocating those costs that are common to the defense of both sets of claims, subject to LSU's contingent right to later indemnification and reimbursement after final resolution, as otherwise provided in this Paragraph 4.7.

Because a finding of "inequitable conduct" in the Patent and Trademark Office can be based on a lesser showing than that required for "fraudulent or willful misconduct," it is understood that a finding of "inequitable conduct" in the Patent and Trademark Office would not necessarily constitute "fraudulent or willful misconduct" within the contemplation of this Paragraph 4.7, depending on the specific circumstances.

Because Dr. Jesse Jaynes, who was once an employee of LSU, is a principal of Licensee and has been a principal of Licensee since its inception, notwithstanding any provision of this Paragraph 4.7 to the contrary, LSU shall have no obligation to defend or indemnify Licensee against any claim, judgment, or award that is based on allegations of fraudulent or willful misconduct by Dr. Jaynes.

                                   5. AUDITING

5.1 LICENSEE'S RECORDS. Licensee (and any Affiliate exercising rights under the Agreement) shall make and keep full and accurate books and records in accordance with Generally Accepted Accounting Principles showing the sublicensing, manufacture, use, distribution, importation, lease, and sale of any Licensed Product by Licensee and by Licensee's Affiliates. Licensee shall require any Sublicensees to keep similar books and records. Licensee agrees that LSU, LSU's designee, or the Louisiana Legislative Auditor may inspect and audit the books and records of Licensee (and of any Affiliate of Licensee exercising rights under this Agreement) pertaining to Licensed Products during regular business hours on ten days' written notice, and may make copies of those books and records at Licensee's place of business to the extent necessary to verify the payments due under the Agreement. Any such audit shall be at the expense of LSU, of LSU's designee, or of the Louisiana Legislative Auditor, as applicable; except that should such an audit indicate an underpayment of 10% or more for any calendar quarter, then Licensee shall pay the cost of the audit within thirty days of its completion.

5.2 CONFIDENTIALITY. LSU agrees that, except to the extent that LSU may be required by applicable law to so disclose, LSU will not disclose, and will keep confidential for a period of three years, any information about Licensee's customers, prices, or other confidential information about the business affairs of Licensee that LSU may discover in the course of any examination of books and records permitted under this Article 5, provided that at the time of the audit Licensee clearly identifies any such information that Licensee considers to be confidential.

5.3 SUBLICENSE OR ASSIGNMENT. In the event that any right granted under the Agreement is sublicensed, assigned, or otherwise transferred, any agreement sublicensing, assigning, or otherwise transferring that right shall grant LSU the same rights to audit the books and records of the sublicensee, assignee, or other transferee as LSU has with respect to Licensee's books and records under this Article 5.

5.4 TERM OF AUDIT RIGHTS. The right of LSU to inspect the books and records of Licensee or of any Affiliate, sublicensee, assignee, or transferee shall continue past the term or termination of the Agreement, until the later of the date on which all payments due under the Agreement have been made, or until two years after the expiration of the Agreement.

ARTICLE 6


                               6. INDEMNIFICATION

6.1 GENERAL. Licensee shall defend, indemnify, and hold harmless LSU and LSU's agents, officers, board members, employees, and anyone for whom LSU may be liable (collectively, "INDEMNITEES") from and against any and all claims, damages, losses, and expenses, in any country, including reasonable attorney's fees at both trial and appellate levels to or for an attorney of LSU's choosing, for claims for damages to property, injury to persons, or death of persons, or for any other damage arising out of or in any way relating to the sublicensing, manufacture, use, distribution, marketing, importation, lease, or sale of Licensed Products or Licensed Patents by Licensee or by anyone for whom Licensee may be responsible, including but not limited to Licensee's associates, Affiliates, directors, officers, employees, sublicensees, assignees, and transferees. Licensee agrees to defend any Indemnitee against any such lawsuit or arbitration proceeding at Licensee's expense, and to pay any judgment rendered against any Indemnitee in any such lawsuit or arbitration proceeding, together with all costs and reasonable attorney's fees at both trial and appellate levels to or for an attorney of LSU's choosing incurred in preparing for or defending any such lawsuit or arbitration proceeding. Any sublicense, transfer, or assignment of any of Licensee's rights under the Agreement shall expressly impose the obligations of this Paragraph on any sublicensee, transferee, or assignee.

6.1.1 FRAUDULENT OR WILLFUL MISCONDUCT. Notwithstanding Paragraph 6.1 above, Licensee shall have no contractual obligation under this Agreement to indemnify LSU to the extent that damages may be attributable to LSU's own fraudulent or willful misconduct. In the event that a claim is brought against LSU or Licensee that is otherwise within Licensee's indemnification obligations under Paragraph
6.1 above, except that allegations of fraudulent or willful misconduct are made against LSU, then the provisions of this Paragraph 6.1.1 shall apply. LSU shall defend both itself and Licensee, at LSU's expense, against any claim that is based on an allegation or claim of fraudulent or willful misconduct by LSU. If the final judgment or verdict respecting the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is other than liability against LSU resulting from a finding that LSU committed fraudulent or willful misconduct, then Licensee shall promptly indemnify LSU as otherwise provided in Paragraph 6.1 above, and Licensee shall also promptly reimburse LSU's reasonable legal and other out-of-pocket expenses incurred in defending the claim at both trial and appellate levels; provided that LSU shall not settle any such claim without Licensee's prior, written consent, such consent not to be unreasonably withheld. If the final resolution of the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is a finding that LSU committed fraudulent or willful misconduct, then LSU shall indemnify Licensee against that judgment or award, and Licensee shall have no obligation to indemnify LSU with respect to that claim under Paragraph 6.1 above. If the fraudulent or willful misconduct claim is settled prior to a final judgment or verdict (including all applicable appeals and appeal delays), then LSU and Licensee shall make good faith efforts to resolve their respective obligations under Paragraphs 6.1 and 6.1.1, and if unable to reach agreement, shall have recourse to the dispute resolution mechanism of Paragraph 13.3. As otherwise provided in Paragraph 6.1 above, Licensee shall defend, indemnify, and hold LSU harmless against any claim that may be made against LSU in the same proceedings, and that is not based on an allegation or claim of fraudulent or willful misconduct by LSU; and in such a case LSU and Licensee shall cooperate in allocating those costs that are common to the defense of both sets of claims, subject to LSU's contingent right to later indemnification and reimbursement after final resolution, as otherwise provided in this Paragraph 6.1.1.

Because a finding of "inequitable conduct" in the Patent and Trademark Office can be based on a lesser showing than that required for "fraudulent or willful misconduct," it is understood that a finding of "inequitable conduct" in the Patent and Trademark Office would not necessarily constitute "fraudulent or willful misconduct" within the contemplation of this Paragraph 6.1.1, depending on the specific circumstances.

Because Dr. Jesse Jaynes, who was once an employee of LSU, is a principal of Licensee and has been a principal of Licensee since its inception, notwithstanding any provision of this Paragraph 6.1.1 to the contrary, LSU shall have no obligation to defend or indemnify Licensee against any claim, judgment, or award that is based on allegations of fraudulent or willful misconduct by Dr. Jaynes.

6.2 PRIOR LICENSE. The Licensed Patents were previously licensed to Helix Phytonetix, Inc., a Louisiana corporation ("PHYTONETIX"), under a February 1, 1993 License Agreement (the "PRIOR LICENSE") between LSU and Phytonetix. The Prior License was executed pursuant to a February 1, 1993 Agreement in Settlement, Compromise, and Release (the "HELIX SETTLEMENT") among LSU, Phytonetix, and the following private corporations: Helix International Corporation (a Louisiana

ARTICLE 6


corporation), Helix BioMedix, Inc. (a Colorado corporation), Helix BioMedix, Inc. (a Louisiana corporation), and University Research and Marketing, Inc. (a Louisiana Corporation). (Phytonetix, each of the other private corporations named in the preceding sentence, and each of their respective affiliates, officers, directors, shareholders, assignees, and other persons or entities claiming any right through any of the above may be referred to individually or collectively as a "PRIOR PARTY" or the "PRIOR PARTIES.") LSU represents that LSU has prior to the Effective Date neither granted nor authorized any licenses under the Licensed Patents to any party other than: (1) to Phytonetix under the Prior License on and after February 1, 1993; and (2) to one or more of the Prior Parties before February 1, 1993. (The license rights in Licensed Patents held by Prior Parties other than Phytonetix were extinguished under the terms of the Helix Settlement.)

When Phytonetix failed to pay a minimum royalty timely under the Prior License, LSU notified Phytonetix that the Prior License was terminated as of April 10, 1996. LSU has previously provided Licensee with copies of the Prior License, the Helix Settlement (with all Exhibits), and the correspondence by which LSU notified Phytonetix that the Prior License was terminated as of April 10, 1996. Although LSU believes that the Prior License was properly terminated as of April 10, 1996, LSU can make no representations or warranties that the Prior License was properly terminated. Licensee assumes the risk that a Prior Party may challenge the April 10, 1996 termination of the Prior License, whether by litigation, arbitration, or otherwise.

Licensee shall (subject to the limitation set forth below regarding the "Notes") indemnify and hold harmless LSU and LSU's agents, officers, board members, employees, and anyone for whom LSU may be liable (collectively, "INDEMNITEES") from and against any and all claims, damages, losses, and expenses, in any country, asserted by any Prior Party and arising out of or related to the Prior License or the Helix Settlement -- excluding attorney's fees. Attorney's fees are the responsibility of the respective Indemnitee or Indemnitees, who shall therefore also have full control of the defense and settlement of any such lawsuit or arbitration proceeding. Without Licensee's consent, such consent not to be unreasonably withheld, a settlement of such a lawsuit or arbitration proceeding shall not grant any rights under Licensed Patents.

Licensee's obligation to indemnify under this Paragraph 6.2 is limited to an amount equal to the total principal, interest, and attorney's fees owed (calculated at the time when the judgment, arbitration award, or settlement becomes final and non-appealable) on the following two promissory notes, both of which were executed by Phytonetix in connection with the Helix Settlement: (1) "Negotiable Instrument" dated February 1, 1993 in the principal amount of $168,899 by Phytonetix in favor of LSU; and (2) "Negotiable Instrument" dated February 1, 1993 in the principal amount of $50,000 by Phytonetix in favor of LSU (collectively, the "NOTES").

As of the Effective Date, Phytonetix is in default on both Notes; LSU has received no payments on either of the Notes, and LSU has no reason to expect that payment is forthcoming or collectable on either Note. LSU hereby assigns each of the Notes to Licensee. LSU shall retain a security interest in both Notes to assure the performance of Licensee's obligations under this Paragraph 6.2, and LSU shall retain possession of both Notes until their potential use to offset or defend against a claim by a Prior Party becomes moot or has been fulfilled. Licensee shall make the Notes available to offset or otherwise defend against any claim that is made by a Prior Party, and that Licensee is obligated to indemnify under this Paragraph 6.2. Licensee shall not assign, transfer, mortgage, pledge, or otherwise encumber either Note without LSU's prior written consent; and any such attempted assignment, transfer, mortgage, pledge, or other encumbrance without LSU's prior written consent shall be null and of no effect. Licensee shall be responsible for taking appropriate steps to prevent the Notes from prescribing (i.e., to take appropriate steps to prevent the successful assertion of a defense based on a pertinent statute of limitations), until their potential use to offset or defend against a claim by a Prior Party becomes moot or has been fulfilled. Once the potential use of the Notes to offset or defend against a claim by a Prior Party becomes moot or has been fulfilled, LSU shall release its security interest in the Notes, and shall deliver the Notes to Licensee. Licensee's ownership of the Notes shall automatically revert to LSU upon the termination of the present Agreement for any reason, without the necessity of any formalities to accomplish this reversion. Should Licensee be in possession of the Notes on the termination of the present Agreement, Licensee shall promptly deliver the Notes to LSU without the necessity of any demand from LSU to do so.

ARTICLE 7


                                   7. DEFAULT

7.1 If Licensee is in breach or default of any term or condition of the Agreement, or fails to perform any obligation under the Agreement, LSU may give written notice to Licensee, specifying the reason why there is a default or breach, after which notice Licensee shall have 30 days to cure the breach. If the breach is not cured, or if efforts reasonably satisfactory to LSU are not instituted within that 30 day period to cure the breach, the Agreement may be terminated at the option of LSU, upon written notice of termination to Licensee, and Licensee shall have no further rights to sublicense, make, use, import, offer to sell, or sell Licensed Patents or Licensed Products. If the breach is cured, or if efforts reasonably satisfactory to LSU are instituted within the 30 day period to cure the breach, the Agreement shall continue as if no breach had occurred; provided, however, that upon the third default arising out of failure to pay monies due to LSU under the Agreement, or upon default or rejection under the provisions of Article 8 of these Supplemental Terms, no notice or period to cure shall be necessary, and LSU may terminate the Agreement at its option without further notice to Licensee and without allowing Licensee a period to cure, and in such an event Licensee shall have no further right to sublicense, make, use, import, offer to sell, or sell Licensed Patents or Licensed Products. Following termination of the Agreement under this Paragraph 7.1, Licensee shall have one hundred eighty days to sell any Licensed Products then in stock or then under production, subject to the payment of royalties on those Licensed Products as otherwise provided in Article III, Paragraph (B)(1).

                            8. BANKRUPTCY OF LICENSEE

8.1 ACCELERATED PROCEDURES. If bankruptcy proceedings under any Chapter of the Bankruptcy Code, or other insolvency proceedings, voluntary or involuntary, are filed by or against Licensee, then Licensee or its representative must assume the Agreement within thirty days of that filing, and Licensee must cure all defaults existing under the Agreement within that thirty day period, and Licensee must provide such adequate assurance of future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, and should Licensee fail to assume the Agreement within thirty days of that filing, or should Licensee fail to cure all defaults existing under the Agreement within that thirty day period, or should Licensee fail to provide adequate assurance of its future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, then the Agreement shall be deemed to be rejected.

                      9. ADDITIONAL RIGHTS AND OBLIGATIONS

9.1 COMPLIANCE WITH LAWS. In fulfilling its obligations under the Agreement, Licensee shall comply with all applicable licensing, regulatory, and statutory requirements. Licensee shall be responsible for paying any taxes or other assessments, and for complying with all applicable laws and regulations of the United States and other countries, including without limitation all applicable laws and regulations relating to the environment, to agriculture, and to foodstuffs.

9.2 TERMINATION TERMINATES NON-STANDARD-FORM SUBLICENSES. Any termination of the Agreement shall terminate any non-Standard-Form Sublicense that Licensee has entered under the Agreement, unless LSU has expressly and unambiguously agreed to the contrary respecting a particular Sublicense. Following termination of this Agreement, a Standard-Form Sublicense that fully complies with Paragraph
2.2.1 of these Supplemental Terms may continue in effect as a license directly between LSU and the sublicensee if the Standard-Form Sublicense so provides, subject to any modifications specified in the Standard-Form Sublicense governing events occurring after termination of this Agreement. Where a sublicense does not fully comply with Paragraph 2.2.1, and therefore requires LSU's prior written approval, a sublicensee desiring different treatment may request a different agreement regarding termination of sublicense rights directly from LSU at the time that it negotiates with Licensee for a sublicense agreement, but LSU shall have no obligation to consent to such a different agreement in the context of a non-Standard-Form Sublicense.

9.3 MARKING. Licensee, any Affiliate of Licensee, and each sublicensee shall mark any article or composition within the claims of any issued patent within Licensed Patents, or any article or composition intended for a use within the claims of any issued patent within Licensed Patents, with the word "Patent," "Patents," "For Use Under Patent," or "For Use Under Patents," and the number or numbers of each such issued patent. When, from the character of the article or composition, this marking cannot be made, the marking shall instead be placed on a label attached to any packaging containing any such article or composition.

ARTICLE 9


9.4 PROHIBITION ON MISUSE. Licensee shall engage in no activity that would constitute a misuse of any patent or patent application within Licensed Patents. Each sublicense, assignment, or other transfer of any rights in Licensed Patents shall contain a provision forbidding the sublicensee, assignee, or other transferee from engaging in any activity that would constitute a misuse of any item in Licensed Patents. As used in this Paragraph, "misuse" of a patent or patent application means an action that, aside from issues of patent validity or infringement, renders a patent wholly or partially unenforceable, whether temporarily or permanently.

9.5 LICENSEE TRADEMARKS. Subject to Article V of the Agreement, Licensee may acquire its own trademarks for use in connection with Licensed Products.


                             10. CONSULTING SERVICES

10.1 CONSULTING SERVICES. LSU will entertain requests by Licensee to allow current LSU employees, acting independently of their employment at LSU, to serve as consultants to Licensee. The terms and conditions of any such consulting agreements shall be negotiated between Licensee and any prospective consultant, and shall be consistent with the laws of the State of Louisiana and the rules, regulations, and policies of LSU. It is understood that LSU employees who act as consultants may not ordinarily grant rights in intellectual property to the outside employer.

                                 11. PUBLICATION

11.1 PUBLICATION. Whereas LSU is an academic institution, LSU shall be free to make such publications as LSU sees fit concerning Licensed Patents; except to the extent (if any) precluded by a separate confidentiality agreement between LSU and Licensee.

11.2 SUPPLEMENTAL PATENT RIGHTS. Notwithstanding anything in Paragraph 11.1 to the contrary, LSU and Licensee shall each maintain the confidentiality of the status of the Supplemental Patent Rights, until the earlier of the following two dates: (1) the earliest date when no patent application within the Supplemental Patent Rights is pending, or (2) five years after the Effective Date of this Agreement. No obligation of confidentiality shall exist as to such information that: (1) is public knowledge, or becomes public knowledge through no act or omission of LSU or Licensee; (2) is required to be disclosed by a court or government agency, provided that the other party is given reasonable notice of the required disclosure; or (3) is disclosed in any issued patent or published patent application within Licensed Patents in any country. Because patents within Licensed Patents have issued in several countries, it is understood that the information subject to this confidentiality obligation is directed primarily to that concerning the procedural status of the prosecution of the Supplemental Patent Rights, and to the subject matter of the claims presented in the Supplemental Patent Rights.

ARTICLE 12


                            12. INFLATION ADJUSTMENT

12.1 INFLATION ADJUSTMENT. The dollar amounts of any items specifically stated in the Agreement to be subject to adjustment for inflation under Paragraph 12 of the Supplemental Terms are subject to adjustment as follows. (This inflation adjustment does not apply to any item that does not specifically refer to the inflation adjustment of this Paragraph 12 of these Supplemental Terms.) The "MULTIPLIER" on any given date is defined to be the ratio of (a) the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average (the "INDEX") most recently issued by the United States Government as of that date to (b) the Index on the effective date of the Agreement. At any time when the Multiplier is at least 1.10 times the value of the Multiplier on the date of the most recent adjustment under this Paragraph (or is at least 1.10 if there has been no previous adjustment under this Paragraph), then LSU may give Licensee written notice that the effective amount of each of the dollar amounts that is subject to inflation adjustment under the Agreement is adjusted to the original amount as specified in the Agreement, multiplied by the Multiplier as of the date of the written notice. The adjusted amounts are effective immediately following this notice, and shall then remain constant until another notice of adjustment under this Paragraph is given. Notwithstanding any other provision of this Paragraph to the contrary, in the specific case of liability insurance required by Article VI of the Agreement, an adjustment notice under this Paragraph is effective as of the time when Licensee (or a sublicensee) next renews or replaces its then-current liability insurance policy; and the amount of liability insurance coverage required shall be the amount specified in Article VI, multiplied by the Multiplier as of the date of issuance, renewal, or replacement of the policy.

                                13. MISCELLANEOUS

13.1 EFFECT OF AN INVALID PROVISION. If any part of the Agreement (including the Supplemental Terms) is finally adjudged to be invalid by a court of competent jurisdiction, or by an arbitrator as provided in Paragraph 13.3 of these Supplemental Terms, the remaining parts of the Agreement shall remain in full force and effect. Furthermore, in lieu of that invalid part, there shall be automatically added to the Agreement a provision as similar in terms to that invalid part as may be possible, legal, valid, and enforceable.

13.2 GOVERNING LAW. This contract, its terms, and the enforcement of this contract shall be governed by the substantive law of the State of Louisiana.

13.3 DISPUTE RESOLUTION. In the event of a controversy or claim arising out of or relating to this Agreement, or the breach, validity, or termination of this Agreement, the parties shall first negotiate in good faith for a period of sixty days to try to resolve the controversy or claim. If the controversy or claim is unresolved after this period of good-faith negotiations, the parties shall then make good-faith efforts for a period of sixty days to mediate the controversy or claim in Baton Rouge, Louisiana before a sole mediator selected by the Center for Public Resources, Inc. (New York, New York), under the Center for Public Resources' Model Mediation Procedure for Business Disputes in effect as of the Effective Date. If the controversy or claim is unresolved after this period of mediation, on the written demand of either party, any controversy arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement, shall be settled by binding arbitration in Baton Rouge, Louisiana in accordance with the Center for Public Resources' Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes in effect as of the Effective Date before three arbitrators, of whom each party shall appoint one. No arbitrator may be a resident of, or have a place of business in, Louisiana, North Carolina, Utah, or Montana. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures described above in this Paragraph are pending. LSU and Licensee shall each take such action, if any, required to effectuate this tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. Otherwise, any controversy arising under or relating to this Agreement, or the breach, termination, or validity of this Agreement, may be adjudicated only in a court, state or federal, having jurisdiction over the subject matter and including Baton Rouge, Louisiana within its territorial district. Both parties consent to the jurisdiction and venue of such a court. A party's right to demand arbitration of a particular dispute arising under or related to this Agreement, or the breach, termination, or validity of this Agreement, shall be waived if that party either: (1) brings a lawsuit over that controversy or claim against the other party in any state or federal court; or (2) does not make a written demand for mediation, arbitration, or

ARTICLE 13


both within 60 days of service of process on that party of a summons or complaint from the other party instituting such a lawsuit in any state or federal court.

13.4 ATTORNEY'S FEES. If it becomes necessary for one party to employ the services of an attorney for the protection and enforcement of its rights under the Agreement, or to compel performance of the other party's obligations under the Agreement, upon final judgment or award by a court of competent jurisdiction or an arbitrator against the other party, the court or arbitrator in its discretion may order that other party to pay reasonable attorney's fees at both trial and appellate levels to or for an attorney of the employing party's choice.

13.5 NO WAIVER. The failure of either party to insist upon strict performance of any provision of the Agreement, or to exercise any right under the Agreement, shall not constitute a waiver of that provision or right.

                                 14. TERMINATION

14.1 EFFECT OF TERMINATION. Upon termination of the Agreement for any reason, each of the following provisions shall continue in effect indefinitely, until its purpose can no longer be fulfilled, or is no longer meaningful: Main Body of Agreement {Article I (all); II (par. (D) only); III (except that Licensee shall have no obligation to pay patenting expenses accruing after termination of the Agreement); IV (all); V; VI (ALL); VII; and VIII (ALL)}; Supplemental Terms (Appendix A) {Article 1 (all), 2.8 (but only to the extent that an applicable 180-day period defined in paragraph 2.8 has not yet run, and only if the Agreement is terminated for a reason other than Licensee's default), 3 (all), 4.6, 5 (all), 7.1 (final sentence of paragraph 7.1 only, respecting the sale of Licensed Products then in stock or then under production), 6 (all), 9.1, 9.2, 11.1, 12, 13 (all), and 14}; and the ratifications by Jesse Jaynes and Jeannette Jaynes. Following the termination of the Agreement, any provision of the Agreement (or of the Supplemental Terms) not referred to in the preceding list shall cease to have effect. By way of illustration and not limitation, following the termination of the Agreement Licensee shall remain obligated to pay LSU all licensing fees, royalties, minimum royalties, and other amounts that are due under Article III and that accrued prior to the effective date of termination.


               INITIALS OF SIGNATORIES TO MAIN BODY OF AGREEMENT:

/s/ AAC                 5/19/97       /s/ RDE                        4/18/97
--------------------    -----------   -----------------------------  -----------
(Initialled for LSU)    (Date)        (Initialled for Licensee)      (Date)




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